Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES

FIRST QUARTER 2017 FINANCIAL RESULTS

TOANO, Va., May 2, 2017 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the first quarter ended March 31, 2017.

First Quarter Results

Net sales in the first quarter of 2017 were $248.4 million, an increase of 6.4% from the first quarter of 2016. This includes a comparable store net sales increase of 4.7%, which reflected a 4.8% increase in average sale slightly offset by a 0.1% decrease in customers invoiced. Non-comparable store net sales increased $3.9 million over the comparable prior year period. The Company opened two new stores during the first quarter of 2017, bringing its total stores to 385.

Gross margin was 34.9% in the first quarter of 2017, compared with 32.6% in the prior year period. The increase in gross margin was impacted by the $2.9 million in expenses for the Company’s indoor air quality testing program during the first quarter of 2016 which did not impact the first quarter of 2017. The increase in gross margin in the first quarter of 2017 was also due to increases in the sales mix of manufactured products such as vinyl and ancillary products, both of which have higher gross margins, and lower transportation costs due to 2016 including incremental costs related to consolidating its discontinued Chinese laminates to a central warehouse. These benefits were partially offset by an increased mix of installation sales that have slightly lower gross margins.

Selling, general and administrative ("SG&A") expenses in the first quarter of 2017 were $112.2 million compared to $117.2 million in the prior year quarter. In the quarter, the Company recorded a charge of $18.0 million related to its outstanding formaldehyde-related multi district litigation (“MDL”) and its abrasion-related MDL. This charge and other items impacting SG&A are detailed in the attached supplemental schedule. Excluding those items, SG&A increased $4.8 million as compared to the year ago period driven by a $5.3 million increase in payroll related costs as a result of greater store level staffing, commissions, and investments in corporate capabilities partially offset by a $0.6 million net reduction in other SG&A elements.

Net loss for the first quarter of 2017 was $26.4 million, or a loss of $0.93 per diluted share, as compared to a net loss of $32.4 million, or $1.20 per diluted share, during the prior year period. The net loss and per share amounts for the quarter ended March 31, 2017 do not include the application of tax benefits to the pre-tax loss amount.

At March 31, 2017, the Company had $71.2 million in liquidity, comprised of $11.0 million of cash and cash equivalents and $60.2 million of availability under its revolving credit facility. The Company had $72.0 million outstanding on its revolving credit facility at March 31, 2017. This compares to $101.0 million in liquidity at December 31, 2016, comprised of $10.3 million of cash and $90.7 million of availability under its revolving credit facility. The Company had $40.0 million outstanding on its revolving credit facility at December 31, 2016.

Dennis Knowles, Chief Executive Officer, commented, “We continue to be pleased with our top line sales performance, as we move from negative to low single digit growth in comparable store sales. Our investments in a broader assortment and trend-right products are providing returns in sales and margin. We continue to take steps to resolve legacy legal and regulatory issues and optimize our cost structure. While these are positive developments for our business, we remain focused on the long-term strategic direction of the Company. Our main goals are to provide better service to our customers, foster a great place to work for our employees and return Lumber Liquidators to a thriving and profitable business for our shareholders.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on May 2, 2017, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through May 9, 2017 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13658774. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With 385 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENT

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements in this press release may include, without limitation, statements regarding legal matters and settlement discussions, the terms of and compliance with the Plea Agreement with the Department of Justice (the “Plea Agreement”) and the associated environmental compliance plan (the “Lacey Compliance Plan”), the Company’s ability to borrow under its asset-based revolving credit facility, elevated levels of legal and professional fees, elevated levels of payroll and stock-based compensation expense, sales growth, comparable store net sales, number of stores providing installation services, impact of cannibalization, impact of inflation, price changes, inventory availability and inventory per store, inventory valuation, earnings performance, stock-based compensation expense, margins, return on invested capital, advertising costs, costs to administer the Company’s indoor air quality testing program, intention to conduct additional investigation and reviews in connection with certain consumers’ indoor air quality tests, strategic direction, the scale of the expansion of and transition to the Company’s laminate products sourced from Europe and North America, supply chain, the demand for the Company’s products, benefits from an improving housing market, volatility in the housing market; construction of engineered hardwood as to not be subject to anti-dumping and countervailing duties, ultimate resolution of governmental investigations, and store openings and remodels. The Company’s actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rate; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company’s suppliers; the ability to retain and motivate Company employees; the availability of sufficient suitable hardwood; the impact on the Company if the Company is unable to maintain quality control over its products; the cost and effect on the Company’s reputation of, and consumers’ purchasing decisions in connection with, unfavorable allegations surrounding the product quality of the Company’s laminates sourced from China; the terms of and compliance with the voluntary measures associated with the settlement agreement with the California Air Resources Board; the terms of and compliance with the corrective action plan associated with the settlement agreement with the Consumer Product Safety Commission; changes in international trade laws and treaties; the Company’s suppliers’ ability to meet its quality assurance requirements; disruption in the Company’s suppliers’ abilities to supply needed inventory; the impact on the Company’s business of its expansion of laminate products sourced from Europe and North America and the flooring industry’s demand for product from these regions; disruptions or delays in the production, shipment, delivery or processing through ports of entry; the strength of the Company’s competitors and their ability to increase their market share; slower growth in personal income; the number of customers requesting and cost associated with addressing the Company’s indoor air quality testing program; the ability to collect necessary additional information from applicable customers in connection with indoor air quality test results; changes in business and consumer spending and the demand for the Company’s products; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the Company’s ability to offset the effects of the rate of inflation, if higher than expected; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company’s products; the duration, costs and outcome of pending or potential litigation or governmental investigations; ability to successfully and timely implement the Lacey Compliance Plan; ability to make timely payments pursuant to the terms of the Plea Agreement; ability to borrow under its asset-based revolving credit facility; ability to reach an appropriate resolution in connection with the governmental investigations; uncertainty regarding the disposition of the laminate flooring sourced from China and costs and/or benefits associated with such disposal; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2016.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	March 31,	December 31,
	2017	2016
Assets
Current Assets:
Cash and Cash Equivalents	$10,971	$10,271
Merchandise Inventories	301,332	301,892
Prepaid Expenses	6,316	5,367
Refundable Income Taxes	31,171	31,429
Other Current Assets	3,900	5,346
Total Current Assets	353,690	354,305
Property and Equipment, net	112,091	115,004
Goodwill	9,693	9,693
Other Assets	3,522	3,542
Total Assets	$478,996	$482,544

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$87,381	$120,647
Customer Deposits and Store Credits	42,127	32,639
Accrued Compensation	6,945	9,193
Sales and Income Tax Liabilities	5,196	4,249
Other Current Liabilities	36,236	19,984
Total Current Liabilities	177,885	186,712
Other Long-Term Liabilities	18,982	21,142
Deferred Tax Liability	3,995	3,798
Revolving Credit Facility	72,000	40,000
Total Liabilities	272,862	251,652

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 shares authorized; 31,258,368 and 31,102,436 shares issued and 28,384,125 and 28,248,606 shares outstanding, respectively)	31	31
Treasury Stock, at cost (2,874,243 and 2,853,830 shares, respectively)	(139,791)	(139,420)
Additional Capital	204,653	202,700
Retained Earnings	142,665	169,037
Accumulated Other Comprehensive Loss	(1,424)	(1,456)
Total Stockholders’ Equity	206,134	230,892
Total Liabilities and Stockholders’ Equity	$478,996	$482,544

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except share data and per share amounts)

	Three Months Ended
	March 31,
	2017	2016

Net Sales	$248,389	$233,513
Cost of Sales	161,590	157,404
Gross Profit	86,799	76,109
Selling, General and Administrative Expenses	112,214	117,236
Operating Loss	(25,415)	(41,127)
Other Expense	512	151
Loss Before Income Taxes	(25,927)	(41,278)
Income Tax Expense (Benefit)	445	(8,876)
Net Loss	$(26,372)	$(32,402)
Net Loss per Common Share—Basic	$(0.93)	$(1.20)
Net Loss per Common Share—Diluted	$(0.93)	$(1.20)
Weighted Average Common Shares Outstanding:
Basic	28,291,658	27,090,575
Diluted	28,291,658	27,090,575

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,
	2017	2016
Cash Flows from Operating Activities:
Net Loss	$(26,372)	$(32,402)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	4,335	4,524
Stock-Based Compensation Expense	1,259	1,671
Stock-Based Portion of Provision for Securities Class Action	-	16,020
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(298)	3,578
Accounts Payable	(32,032)	(2,925)
Customer Deposits and Store Credits	9,587	23
Prepaid Expenses and Other Current Assets	733	(34,115)
Other Assets and Liabilities	13,029	35,427
Net Cash Used in Operating Activities	(29,759)	(8,199)
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(2,502)	(2,409)
Net Cash Used in Investing Activities	(2,502)	(2,409)
Cash Flows from Financing Activities:
Proceeds from the Exercise of Stock Options	815	-
Payments on Capital Lease Obligations	(114)	-
Borrowings on Revolving Credit Facility	35,000	10,000
Payments on Revolving Credit Facility	(3,000)	(5,000)
Other Financing Activities	(371)	(80)
Net Cash Provided by Financing Activities	32,330	4,920
Effect of Exchange Rates on Cash and Cash Equivalents	631	958
Net Increase (Decrease) in Cash and Cash Equivalents	700	(4,730)
Cash and Cash Equivalents, Beginning of Period	10,271	26,703
Cash and Cash Equivalents, End of Period	$10,971	$21,973

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules

(in thousands)

Items impacting SG&A with comparisons to the prior year include:

	Three Months Ended March 31,
	2017	2016
	(dollars in thousands)
Multi-District Litigation [1]	$18,000	$-
Legal and Professional Fees [2]	2,344	10,414
Securities and Derivatives Class Action [3]	-	18,520
All Other [4]	-	1,275
Total	$20,344	$30,209

1 This amount represents the charge to earnings related to the Company’s formaldehyde-related MDL and abrasion-related MDL, which is described more fully in Note 7 to the condensed consolidated financial statements in the Form 10-Q for the quarterly period ended March 31, 2017.

2 Represents charges to earnings related to the Company’s defense of various significant legal actions during the period. This does not include all legal costs incurred by the Company.

3 This amount represents the net charge to earnings related to the stock-based element of the Company’s 2016 settlement in the securities class action lawsuit in addition to $2.5 million related to the Company’s derivatives class action lawsuit.

4 All other primarily relates to various payroll factors, including the Company’s retention initiatives, and the net impact of the CARB and Prop 65 settlements in 2016.